EXHIBIT 99.1

200 Connell Drive
Berkeley Heights, NJ 07922
FDA Accepts Genta’s NDA Amendment as Complete Response for
Genasense® Treatment of Chronic Lymphocytic Leukemia
Submission Based on Increased 5-Year Survival in Responding Patients
BERKELEY HEIGHTS, NJ – July 14, 2008 – Genta Incorporated (OTCBB: GNTA) announced that the Food and Drug Administration (FDA) has accepted the Company’s amendment to its New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection as a “complete response”. The NDA proposed the use of Genasense plus chemotherapy for patients with relapsed or refractory chronic lymphocytic leukemia (CLL). The recent submission was based on new information from the Company’s completed, randomized Phase 3 trial that showed, among other findings, a significant increase in overall survival for patients who achieved a complete or partial response when treated with Genasense plus chemotherapy compared with patients treated with chemotherapy alone.
The amendment responds to a communication received in March 2008 from FDA’s Center for Drug Evaluation and Research (CDER) that denied Genta’s appeal of a prior “non-approvable” decision of the Genasense NDA in December 2006. That communication described a regulatory path forward that included but was not limited to determination of long-term survival in patients who entered the study. FDA has informed the Company that it considers Genta’s complete response as a Class 2 resubmission with a Prescription Drug User Fee Act (PDUFA) goal date of December 3, 2008.
“We are pleased that the FDA will formally review this new information, and we look forward to working with FDA’s Division of Oncology Drug Products during their consideration of this amendment,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.
About Chronic Lymphocytic Leukemia
CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding.  More information about CLL can be accessed at the website for the Lymphoma Research Foundation at: http://www.lymphoma.org.

About Genasense
Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com